Exhibit 2.2

Execution Version

SECOND AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

by and between

SUNOCO RETAIL LLC,

as Seller

and

ATTIS ETHANOL FULTON, LLC,

as Purchaser

dated as of May 31, 2019

TABLE OF CONTENTS

i

Table of Contents continued

Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER	29
6.1 Organization and Good Standing	29
6.2 Authorization of Agreement	29
6.3 Conflicts; Consents of Third Parties	29
6.4 Litigation	30
6.5 Financial Advisors	30
6.6 Financial Capability	30
6.7 Solvency	30
6.8 Condition of the Business	30

Article VII COVENANTS	31
7.1 Access to Information	31
7.2 Conduct of the Business Pending the Closing	32
7.3 Consents	33
7.4 Further Assurances	33
7.5 Confidentiality	33
7.6 Preservation of Records	34
7.7 Publicity	34
7.8 Use of Name	35
7.9 Seller Schedules; Supplementation and Amendment of Seller Schedules	35
7.10 1886 Malt House Divestiture	36
7.11 Non-Competition and Non-Solicitation	36
7.12 Insurance	36

Article VIII EMPLOYEES AND EMPLOYEE BENEFITS	36
8.1 Employment	36
8.2 Employee Benefits	37

Article IX TITLE TO REAL PROPERTY	38
9.1 Title Commitment	38
9.2 Survey	39
9.3 Objections	39

Article X CONDITIONS TO CLOSING	40
10.1 Conditions Precedent to Obligations of Purchaser	40
10.2 Conditions Precedent to Obligations of Seller	41
10.3 Frustration of Closing Conditions	42

Article XI RELEASE; INDEMNIFICATION	42
11.1 Survival of Representations and Warranties	42
11.2 Seller Release	42
11.3 Indemnification by Seller	43
11.4 Indemnification by Purchaser	43
11.5 Indemnification Procedures	44
11.6 Certain Limitations on Indemnification	45
11.7 Calculation of Losses	46
11.8 Tax Treatment of Indemnity Payments	46
11.9 No Consequential Damages	46
11.10 Exclusive Remedy	46

Table of Contents continued

Article XII MISCELLANEOUS	46
12.1 Payment of Sales, Use or Similar Taxes	46
12.2 Expenses	47
12.3 Governing Law	47
12.4 Exclusive Jurisdiction; Consent to Service of Process	47
12.5 Waiver of Jury Trial	47
12.6 Entire Agreement; Amendments and Waivers	48
12.7 Notices	48
12.8 Severability	50
12.9 Binding Effect; Assignment	50
12.10 Non-Recourse	50
12.11 Counterparts	50

Seller Schedules

1.1(a)	Excluded Contracts
1.1(b)	Knowledge Persons
1.1(c)	Additional Permitted Exceptions
1.1(d)	Purchased Contracts
1.1(e)	Purchased Intellectual Property
1.1(f)	Derivative Contracts
3.2	Agreed Inventory Valuation Procedures
3.2(c)	Facility Maintenance
5.3(a)	Conflicts
5.3(b)	Consent of Third Parties
5.4	Title to Purchased Assets; Sufficiency
5.5	Absence of Certain Developments
5.6(a)	Taxes
5.7	Real Property
5.7(a)	Real Property Proceedings
5.7(c)	Real Property Notices
5.7(d)	Real Property Subleases
5.8	Intellectual Property
5.9	Material Contracts
5.10(a)	Material Employee Benefit Plans
5.10(b)	Employees
5.10(h)	Employee Accruals
5.11	Labor Matters
5.12	Current Litigation Matters
5.14	Environmental Matters
5.15	Financial Advisors
5.16	Vehicles
5.17(a)	Permits
5.17(c)	Permit Compliance
5.17(d)	Permit Notices
7.2	Conduct of the Business Pending the Closing

Table of Contents continued

Purchaser Schedules

6.3	Conflicts; Consent of Third Parties

Exhibits

A	Assignment and Assumption Agreement
B	Bill of Sale
C	Guaranty
D	Offtake Agreement
E	Transition Services Agreement
F	Deed
G	Press Release
H	Earnout Provisions

SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 31, 2019 (the “Signing Date”), by and between Sunoco Retail LLC, a Pennsylvania limited liability company (“Seller”), and Attis Ethanol Fulton, LLC, a Georgia limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller presently conducts the Business;

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities in exchange for the consideration contemplated herein, all as more specifically provided herein;

WHEREAS, the parties hereto have previously entered into that certain Amended and Restated Asset Purchase Agreement, dated as of April 25, 2019 by and between Seller and Purchaser (the “Prior Agreement”); and

WHEREAS, in accordance with Section 12.6 of the Prior Agreement, each of the parties hereto desires to amend and restate the Prior Agreement, in its entirety, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

Article I
DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“1886 Malt House” means the approximately 40,000 square foot malted grain production house at the Facility.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that unless expressly provided, the term “Affiliate” when referring to Seller or any of its Affiliates shall not include Energy Transfer LP, a Delaware limited partnership, LE GP, LLC, a Delaware limited liability company or any of their respective Subsidiaries, other than Sunoco GP LLC, a Delaware limited liability company, Sunoco LP, a Delaware limited partnership and each of their respective Subsidiaries.

“Agreement” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Ancillary Documents” shall have the meaning ascribed to such term in Section  5.2 of this Agreement.

“Asset Acquisition Statement” shall have the meaning ascribed to such term in Section 2.6 of this Agreement.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into by and between Purchaser and Seller, substantially in the form attached hereto as Exhibit A.

“Assumed Liabilities” shall have the meaning ascribed to such term in Section  2.3 of this Agreement.

“Bill of Sale” means the Bill of Sale to be provided by Seller, substantially in the form attached hereto as Exhibit B.

“Business” means the business of operating the Facility and marketing the products produced at the Facility.

“Business Day” means any day of the year on which national banking institutions in Houston, Texas are open to the public for conducting business and are not required or authorized to close.

“Calculation Period” means (a) from and including the first day of the Derivative Transition Period to and including the last day of such calendar month and (b) thereafter, each calendar month during the Derivative Transition Period.

“Claim” shall have the meaning ascribed to such term in Section  11.5(a) of this Agreement.

“Closing” shall have the meaning ascribed to such term in Section  4.1 of this Agreement.

“Closing Date” shall have the meaning ascribed to such term in Section  4.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning ascribed to such term in Section  7.5 of this Agreement.

“Continuation Period” shall have the meaning ascribed to such term in Section 8.1(a).

“Contract” means any written contract, indenture, note, bond, lease or other agreement.

“Current Litigation Matters” shall have the meaning ascribed to such term in Section 5.12 of this Agreement.

“Deed” means the Bargain and Sale Deed to be provided by Seller, substantially in the form attached hereto as Exhibit F.

“Deposit” shall have the meaning ascribed to such term in Section 3.2(a).

“Derivative Transition Period” shall have the meaning ascribed to such term in Section 2.7.

“Easements” means the easements appurtenant to Seller’s ownership of the Facility and Seller’s operation of the Business and Facility.

“Employee” or “Employees” means all individuals, as of the date hereof, who are employed by Seller or its Affiliates primarily in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof and prior to the Closing.

“Employee Benefit Plans” means (a) each “employee benefit plan” as such term is defined in Section 3(3) of ERISA, (whether or not tax-qualified, subject to ERISA or written), including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and (b) any compensation arrangement, plan, policy or program, whether written or unwritten or funded or unfunded; and/or any other pension, benefit, retirement, compensation, employment, profit-sharing, bonus, incentive compensation, performance award, deferred compensation, vacation, sick pay, paid time off, stock purchase, stock option, phantom equity, equity or equity-based award, plan or benefit, unemployment, hospitalization or other medical, life insurance, long- or short-term disability, change of control, retention, severance or fringe benefit, including any employment agreements, in each case, that is established, maintained, contributed to or required to be contributed to or sponsored by the Seller or any Affiliate, including any ERISA Affiliate on behalf of any of the Employees.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment (including natural resources) including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the regulations promulgated pursuant thereto.

“Environmental Liability” means any and all obligations, responsibilities, Liabilities, or Legal Proceedings (including Claims of any Person) arising under Environmental Laws or provisions related to Hazardous Materials or Environmental Laws under Contracts, arising from contamination or pollution of the environment (including natural resources), or otherwise relating to Hazardous Materials (including the Release or threatened Release of Hazardous Materials) or Remedial Actions, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, arising from or related to the Business or any Purchased Asset.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Assets” shall have the meaning ascribed to such term in Section  2.2 of this Agreement.

“Excluded Contracts” means the Contracts set forth on Seller Schedule 1.1(a).

“Excluded Liabilities” shall have the meaning ascribed to such term in Section  2.4 of this Agreement.

“Expenses” shall have the meaning ascribed to such term in Section  11.3(a)(ii) of this Agreement.

“Facility” means Seller’s ethanol production facility, including the 1886 Malt House, located at 376 Owens Road, Fulton, New York 13069, including without limitation, all Owned Properties listed on Seller Schedule 5.7, together with all mineral interests related thereto and buildings, structures, fixtures and other improvements owned by Seller located thereon, and all of Seller’s right, title and interest as lessor under any unexpired Real Property Leases set forth on Seller Schedule 5.7.

“Final Written Statement” shall have the meaning ascribed to such term in Section 2.7.

“GAAP” means generally accepted accounting principles in the United States as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Guaranty” means the Guaranty to be provided by Purchaser, substantially in the form attached hereto as Exhibit C.

“Hazardous Material” means any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including petroleum and its by-products and asbestos.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP in effect as of December 31, 2018; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Insolvency Laws” means any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

“Knowledge of Seller” means the actual knowledge of those Persons identified on Seller Schedule 1.1(b) after due and appropriate inquiry by the foregoing persons of those persons within Seller’s organization or who have been retained by, or have continued to provide services to, Seller in connection with the transactions contemplated by this Agreement who are, in the reasonable judgment of such foregoing persons, in a position to be most familiar with the applicable subject matter.

“Law” means any federal, state or local law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, hypothecation, title defect, right of first offer or similar purchase right, voting right, right to receipt of income or the right to exercise any attribute of ownership.

“Losses” shall have the meaning ascribed to such term in Section  11.3(a)(i) of this Agreement.

“Material Adverse Effect” means (i) a material adverse effect on the Business, the Purchased Assets, the Seller Properties, results of operations or financial condition of Seller and its Subsidiaries (taken as a whole), or (ii) a material adverse effect on the ability of Seller or its Subsidiaries to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which Seller or any of its Subsidiaries operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller or its Subsidiaries; (v) any matter of which Purchaser is aware on the date hereof; (vi) the effect of any changes in applicable Laws or accounting rules; or (vii) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Material Contract” shall have the meaning ascribed to such term in Section 5.9 of this Agreement.

“Monthly Written Statement” shall have the meaning ascribed to such term in Section 2.7.

“Net Aggregate MTM” means the net aggregate sum of all Transaction Values as of the end of the Derivative Transition Period, which may be either positive or negative.

“Net Settlement Amount” means, with respect to any calendar month, the net aggregate of all Settlement Payments for such Calculation Period, which may be either positive or negative.

“Non-Permitted Exceptions” shall have the meaning ascribed to such term in Section  9.3 of this Agreement.

“Nonassignable Asset” shall have the meaning ascribed to such term in Section  2.5(c) of this Agreement.

“Objection Matters” shall have the meaning ascribed to such term in Section  9.3 of this Agreement.

“Objection Notice” shall have the meaning ascribed to such term in Section  9.3 of this Agreement.

“Offtake Agreement” means the Offtake Agreement to be entered into by and between Purchaser and Seller, substantially in the form attached hereto as Exhibit D.

“Open Derivative Positions” means the open derivative positions of the Business that are associated with future fixed priced contracts, as specified on Schedule 1.1(f), which the parties hereto agree may be updated by Seller prior to the Closing in good faith to reflect the expiration, settlement and/or replacement of any such Open Derivative Positions and/or the entry into new Open Derivative Positions in the Ordinary Course of Business during the period between the date hereof and the Closing Date (with such updated Schedule 1.1(f) constituting the list of Open Derivative Positions to be transferred pursuant to Article II).

“Order” means any order, injunction, judgment, decree, or ruling of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business.

“Owned Properties” shall have the meaning ascribed to such term in Section  5.7 of this Agreement.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued by a Governmental Body.

“Permitted Exceptions” means (i) liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (ii) those items disclosed on Schedule 1.1(c) and other than with respect to Owned Properties, Liens incurred in the Ordinary Course of Business; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (iv) title of a lessor under a capital or operating lease; (v) liens granted to landlords; (vi) such matters which shall become Permitted Exceptions in accordance with Section 9.3 hereof; (vii) such other imperfections in title, charges, easements, restrictions and encumbrances that do not materially impair the continued use of such asset or property (or interest therein) as it is currently used and (viii) Liens that will be released as of the Closing.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Prior Agreement” shall have the meaning ascribed to such term in the recitals of this Agreement.

“Purchase Price” shall have the meaning ascribed to such term in Section  3.1 of this Agreement.

“Purchased Assets” shall have the meaning ascribed to such term in Section  2.1 of this Agreement.

“Purchased Contracts” means each of the Contracts listed on Seller Schedule 1.1(d).

“Purchased Intellectual Property” means all intellectual property rights used by Seller that are primarily used in connection with the Business and arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissue patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof and (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights, in each case used primarily in connection with the Business, in each of the foregoing clauses (i), (ii) and (iii), as more specifically set forth on Seller Schedule 1.1(e).

“Purchaser” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Purchaser 401(k) Plan” shall have the meaning ascribed to such term in Section 8.2(b) of this Agreement.

“Purchaser Benefit Plans” shall have the meaning ascribed to such term in Section 8.2(a) of this Agreement.

“Purchaser Schedules” shall have the meaning ascribed to such term in Article VI of this Agreement.

“Real Property Lease” shall have the meaning ascribed to such term in Section  5.7 of this Agreement.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

“Revised Statements” shall have the meaning ascribed to such term in Section 2.6 of this Agreement.

“Schedule Supplement” shall have the meaning ascribed to such term in Section 7.9(b) of this Agreement.

“Schedules” means the Purchaser Schedules and Seller Schedules, collectively.

“Seller” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Seller Fundamental Representations” means the representations and warranties of Seller contained in Sections 5.1, 5.2 and 5.15.

“Seller Licenses and Permits” shall have the meaning ascribed to such term in Section  5.13(b) of this Agreement.

“Seller Marks” shall have the meaning ascribed to such term in Section 7.8 of this Agreement.

“Seller Property” shall have the meaning ascribed to such term in Section  5.7 of this Agreement.

“Seller Response Due Date” shall have the meaning ascribed to such term in Section  9.3 of this Agreement.

“Seller Schedules” shall have the meaning ascribed to such term in Article V of this Agreement.

“Settlement Payments” means, with respect to a Calculation Period and an Open Derivative Position, without duplication, the sum of (a) the net settlement amounts, if any, payable by one party to the other, which may be positive (i.e., received by Seller) or negative (i.e., paid by Seller), using the initial trade price, and (b) the net breakage, unwind or early termination amount, if any, payable by one party to the other, which may be positive (i.e., received by Seller) or negative (i.e., paid by Seller), in connection with the early termination of such Open Derivative Position, exclusive of any costs of enforcement or collection, in either such case, calculated by Seller in accordance with the documentation governing such Open Derivative Position.

“Severance Benefits” shall have the meaning ascribed to such term in Section 8.1(a).

“Signing Date” shall have the meaning ascribed to such term in the preamble of this Agreement.

“Software” means, except to the extent generally available for purchase from a third Person, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all documentation including user manuals and other training documentation related to any of the foregoing, in each case that are used by Seller and its applicable Affiliates primarily in the Business.

“Standard Procedure” shall have the meaning ascribed to such term in Section  8.1(b) of this Agreement.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by Seller.

“Survey” shall have the meaning ascribed to such term in Section  9.2 of this Agreement.

“Tangible Personal Property” shall have the meaning ascribed to such term in Section  2.1(k) of this Agreement.

“Tax Authority” means any state or local government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Title Commitment” shall have the meaning ascribed to such term in Section  9.1 of this Agreement.

“Title Company” means Sutton Land of Texas, LLC, 1717 St. James Place, Suite 115, Houston TX 77056, Attn: Jackie Furash.

“Title Objection Period” means the period beginning on the Signing Date and ending at 5:00 p.m., Fulton, New York time, on February 19, 2019.

“Title Policy” shall mean a standard ALTA policy of owner’s title insurance issued by the Title Company in the amount of the Purchase Price attributable to the Owned Properties, which policy shall be obtained at Purchaser’s sole cost.

“Transaction Value” means, with respect to the final Calculation Period and (a) each Open Derivative Position that terminated early during such final Calculation Period, without duplication, the sum of (i) the net settlement amounts, if any, payable by one party to the other, which may be positive (i.e., received by Seller) or negative (i.e., paid by Seller), using the initial trade price, and (ii) the net breakage, unwind or early termination amount, if any, payable by one party to the other, which may be positive (i.e., received by Seller) or negative (i.e., paid by Seller), in connection with the early termination of such Open Derivative Position, exclusive of any costs of enforcement or collection, in either such case, calculated by Seller in accordance with the documentation governing such Open Derivative Position, and (b) each Open Derivative Position that did not terminate early during the final Calculation Period, the sum of (i) the net settlement amounts, if any, payable by one party to the other, which may be positive (i.e., received by Seller) or negative (i.e., paid by Seller) and (ii) the amount that would be payable to Seller (expressed as a positive number) or payable by Seller (expressed as a negative number) as if the Open Derivative Position were being terminated as of the time of determination, calculated by Seller in accordance with the documentation governing such Open Derivative Position using estimates at mid-market of the amounts that would be paid for a replacement transaction for the Open Derivative Position.

“Transferred Employees” shall have the meaning ascribed to such term in Section  8.1(a) of this Agreement.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between Purchaser and Seller, substantially in the form attached hereto as Exhibit E.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Laws. Except as this Agreement otherwise specifies, all references herein to any Law shall be deemed to refer to that Law or any successor Law, as the same may have been amended or supplemented from time to time through the date hereof, and any rules or regulations promulgated thereunder.

Contracts. All references herein to any agreement or contract shall be deemed to refer to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

Accounting Terms. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with GAAP.

Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets. “Purchased Assets” shall mean the following assets of Seller as of the Closing, to the extent primarily related to the Business:

(a) the Facility;

(b) the Easements;

(c) all Owned Property and all rights of Seller under each Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(d) all raw materials inventory located at the Facility, including corn, denaturant, enzymes and yeast;

(e) all finished goods inventory located at the Facility, including corn oil, barley, dried distillers’ grains and ethanol co-products, but expressly excluding produced denatured ethanol;

(f) all fixtures, furniture and furnishings, machinery (mobile or otherwise), systems, materials, components and equipment (including without limitation any and all vehicles), in each case, as (i) located in or on or attached to the Facility and primarily used by Seller in connection with the ownership of the Purchased Assets or the operation of the Business, or (ii) exclusively used by Seller in connection with the ownership of the Purchased Assets or the operation of the Business;

(g) all rights and obligations of the Seller under the Purchased Contracts;

(h) to the extent assignable, the Seller Licenses and Permits;

(i)  all of the books, records, plans, drawings, specifications, instruction, operating and other procedural manuals and materials, and reports related to the Business and/or the Purchased Assets and located at the Facility;

(j) all right, title and interest to the Purchased Intellectual Property;

(k) any other tangible asset together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, (i) located in or on or attached to the Facility and primarily used by Seller in connection with the ownership of the Purchased Assets or the operation of the Business, or (ii) exclusively used by Seller in connection with the ownership of the Purchased Assets or the operation of the Business (the “Tangible Personal Property”); and

(l) all rights and obligations of the Seller under the Open Derivative Positions.

2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean all assets, properties, interests and rights of Seller other than the Purchased Assets, including without limitation each of the following assets:

(a) produced denatured ethanol located at the Facility;

(b) cash, cash equivalent items, accounts receivable and bank deposits, including checking accounts, bank accounts, certificates of deposits and securities of Seller, in each case, existing as of the Closing Date;

(c) the Excluded Contracts;

(d) tax refunds and credits to the extent relating to time periods prior to the Closing, insurance policies and proceeds which are not expressly transferred to Purchaser in connection with the transactions contemplated by this Agreement;

(e) Seller's rights (including indemnification), claims and recoveries under litigation against third parties arising out of, or relating to, events prior to the Closing;

(f) any grant proceeds that are awarded or received on or prior to the Closing Date in connection with the 1886 Malt House; and

(g) any (i) confidential personnel and medical records pertaining to any Employee; (ii) other books and records that Seller is required by Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets; (iii) any information management systems of Seller, other than those used or held for use primarily in the conduct of the Business; (iv) minute books, stock ledgers and stock certificates of Seller; and (v) documents relating to proposals to acquire the Business by Persons other than Purchaser.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following Liabilities of Seller other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities of Seller under the Purchased Contracts, to the extent arising on or after the Closing Date;

(b) all transfer taxes and all other Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement;

(c) all other Liabilities with respect to the Business, the Purchased Assets or the Transferred Employees, to the extent arising on or after the Closing Date;

(d) all Liabilities relating to amounts required to be paid by Purchaser hereunder; and

(e) all Liabilities of Seller under the Open Derivative Positions, to the extent arising on or after the Closing Date.

2.4 Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities. “Excluded Liabilities” shall mean the following Liabilities of Seller:

(a) all Liabilities to the extent arising out of Excluded Assets, including Contracts that are not Purchased Contracts;

(b) accounts payable existing as of the Closing Date;

(c) except as otherwise provided in Section 2.3(c), all Liabilities for Taxes (i) relating to the Excluded Assets, (ii) for all taxable periods (or portions thereof) ending on or prior to (or, to the extent attributable to the portion of such period ending on the Closing Date, including) the Closing Date, in the case of Taxes relating to the Purchased Assets and (iii) under any Tax allocation, sharing or similar agreement (whether oral or written);

(d) all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller or any of its Affiliates of any individual on or before the Closing Date, (ii) workers’ compensation claims against Seller or any of its applicable Affiliates that relate to the period ending on the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iii) any Employee Benefit Plan;

(e) Liabilities arising from the sales of products in the Ordinary Course of Business prior to the Closing;

(f) all Environmental Liabilities to the extent arising prior to the Closing Date;

(g) all Liabilities with respect to the Business, the Purchased Assets or the Transferred Employees, to the extent arising prior to the Closing Date;

(h) all Liabilities with respect to Transferred Employees attributable to their accrued and unused vacation and sick days through the Closing Date; and

(i) all Liabilities relating to amounts required to be paid by Seller hereunder.

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing, Seller shall, or shall cause its Affiliates to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Ancillary Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

(c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. With respect to Material Contracts or Permits that are material for the Business as a going concern after the Closing Date, Seller shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cooperate with Purchaser at its request for up to 180 days following the Closing Date in endeavoring to obtain such consents promptly; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent. Purchaser and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto, and Purchaser agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Purchaser’s performance of, or failure to perform, such obligations under the Nonassignable Assets.

2.6 Purchase Price Allocation. Prior to the Closing, Seller and Purchaser shall reasonably cooperate to allocate the Purchase Price (including the Assumed Liabilities) among the Purchased Assets in a manner mutually agreeable to both Seller and Purchaser and, in accordance with such allocation, by no later than September 1, 2019, Purchaser shall prepare and deliver to Seller copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”). Purchaser shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation. The Purchase Price for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation.

2.7 Open Derivative Positions. The assignment of Open Derivative Positions hereunder shall be accompanied by the necessary documentation therefor, including the Market Regulation Reporting Form for Transfer Trades pursuant to CME, CBOT, NYMEX and COMEX Rule 853.A.2 & 853.A.3. If any of the Open Derivative Positions have not been transferred to Purchaser within 10 Business Days following the Closing, Seller will continue to use commercially reasonable efforts to transfer such Open Derivative Positions to Purchaser (and Purchaser will reasonably cooperate with Seller in such efforts, including but not limited to the negotiation of customary transfer or novation documentation) until the end of the fourth full calendar month following the Closing (the “Derivative Transition Period”). Within 10 Business Days following the end of each Calculation Period, Seller will provide to Purchaser a written statement (“Monthly Written Statement”) reflecting the Settlement Payments, if any, for each Open Derivative Position that has not been transferred as of the end of the applicable Calculation Period. Within 10 Business Days following effective delivery of each such Monthly Written Statement to Purchaser, Seller will pay to Purchaser the Net Settlement Amount (if positive) or Purchaser will pay to Seller the Net Settlement Amount (if negative). Additionally, within 20 Business Days following the end of the Derivative Transition Period, Seller will deliver to Purchaser a written statement (the “Final Written Statement”) reflecting the Transaction Value for each Open Derivative Position that has not been transferred as of the end of the Derivative Transition Period. Within five Business Days following effective delivery of such Final Written Statement to Purchaser, Seller will pay to Purchaser the Net Aggregate MTM (if positive) or Purchaser will pay to Seller the Net Aggregate MTM (if negative). Any payments pursuant to this Section 2.7 shall be considered as an adjustment to the Purchase Price.

Article III
CONSIDERATION

3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to Twenty Million Dollars ($20,000,000) (the “Purchase Price”), which shall be payable in accordance with Section 3.2 below, (b) the payment of additional amounts contemplated by Section 3.2(c), Section 3.2(e) and Section 3.2(f) and (c) the assumption of the Assumed Liabilities.

3.2 Payment of Purchase Price.

(a) Purchaser shall, in partial consideration for the consent by Seller to amend this Agreement and delay the Closing as contemplated herein, pay an amount equal to One and One-Half Million Dollars ($1,500,000) to Seller as a non-refundable, earnest money deposit (the “Deposit”), which amount shall be paid by wire transfer of immediately available funds into an account designated by Seller on the dates and in the amounts set forth below:

(i) Five Hundred Thousand Dollars ($500,000) by no later than 3:00 p.m. Central Time on April 26, 2019;

(ii) Five Hundred Thousand Dollars ($500,000) by no later than 3:00 p.m. Central Time on April 30, 2019; and

(iii) Five Hundred Thousand Dollars ($500,000) by no later than 3:00 p.m. Central Time on May 2, 2019.

Purchaser’s breach of any subclause of this Section 3.2(a) will result in Seller’s right to terminate this Agreement in accordance with Article IV.

(b) By no later than 3:00 p.m. Central Time on the Closing Date, Purchaser shall, pay an amount equal to Twelve Million Five Hundred Ten Thousand Seven Hundred Nineteen Dollars and Seventy Five Cents ($12,510,719.75) to Seller, which amount shall be paid by wire transfer of immediately available funds into an account designated by Seller. Purchaser’s breach of this Section 3.2(b) will result in Seller’s right to terminate this Agreement in accordance with Article IV.

(c) By no later than 3:00 p.m. Central Time on the Closing Date, Purchaser shall pay, by wire transfer of immediately available funds into an account designated by Seller, an amount equal to Nine Hundred Eighty Nine Thousand Two Hundred Eighty Dollars and Twenty Five Cents ($989,280.25), which amount shall represent the amount of expenses Seller has incurred in connection with the May Facility maintenance shutdown as of Closing.

(d) Purchaser shall use its reasonable best efforts to pay the remaining Five Million Nine Hundred Eighty Nine Thousand Two Hundred Eighty Dollars and Twenty Five Cents ($5,989,280.25) of the Purchase Price by wire transfer of immediately available funds into an account designated by Seller by no later than 30 days after the Closing Date; provided that if, despite using its reasonable best efforts, Purchaser is unable to fulfill the foregoing payment obligation by no later than 30 days after the Closing Date, Purchaser shall be permitted to pay the foregoing amount after such date, subject to the following conditions:

(i) if payment is to be made greater than 30 days but not more than 60 days after the Closing Date, Purchaser shall pay an additional amount equal to Five Hundred Thousand Dollars ($500,000) to Seller for an aggregate amount of Six Million Four Hundred Eighty Nine Thousand Two Hundred Eighty Dollars and Twenty Five Cents ($6,489,280.25) payable to Seller, which amount shall be paid by wire transfer of immediately available funds into an account designated by Seller;

(ii) if payment is to be made greater than 60 days but not more than 90 days after the Closing Date, Purchaser shall pay an additional amount equal to One Million Dollars ($1,000,000) to Seller for an aggregate amount of Six Million Nine Hundred Eighty Nine Thousand Two Hundred Eighty Dollars and Twenty Five Cents ($6,989,280.25) payable to Seller, which amount shall be paid by wire transfer of immediately available funds into an account designated by Seller; or

(iii) if payment is to be made greater than 90 days after the Closing Date, Seller shall be entitled to an additional discount of $0.02 per gallon with respect to the ethanol sold and delivered to Seller pursuant to the Offtake Agreement, until such time that the aggregate amount of such discount and any cash paid to Seller equals Six Million Nine Hundred Eighty Nine Thousand Two Hundred Eighty Dollars and Twenty Five Cents ($6,989,280.25).

(e) On the six-month anniversary of the Closing Date, Purchaser shall pay, by wire transfer of immediately available funds into an account designated by Seller, an amount equal to the value of the raw materials inventory at the Facility as of Closing referenced in Section 2.1(d) of this Agreement, which inventory shall be valued in accordance with the inventory valuation procedures set forth on Seller Schedule 3.2.

(f) On the six-month anniversary of the Closing Date, Purchaser shall pay, by wire transfer of immediately available funds into an account designated by Seller, an amount equal to the value of the finished goods inventory at the Facility as of Closing referenced in Section 2.1(e) of this Agreement, which inventory shall be valued in accordance with the inventory valuation procedures set forth on Seller Schedule 3.2.

3.3 Earnout. The provisions of Exhibit H are incorporated herein.

3.4 Prorations. At Closing, the following items shall be prorated as of the Closing Date with all items of income and expense for the Facility being borne by Purchaser from and after (and including) the Closing Date: fees and assessments; prepaid expenses and obligations under Purchased Contracts; accrued operating expenses; Taxes; and any assessments by private covenant for the then-current calendar year of Closing. The provisions of this Section 3.3 shall survive the Closing. Specifically, the following shall apply to such prorations:

(a) Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Seller Property or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing. Seller reserves the right to pursue any challenge to Taxes attributable to any time period prior to Closing and shall be entitled to any refund or reduction of Taxes attributable to any time period prior to Closing.

3.5 Utilities. Charges for water, fuel, gas, oil, heat, electricity and other utility and operating charges and prepaid service Contracts shall be prorated as of the Closing Date based upon the last available invoice. Seller and Purchaser will either coordinate the transfer of such utility accounts to Purchaser as of the Closing or attempt to obtain final utility meter readings as close as possible to the Closing. Any such prorated amount that is allocated to Seller shall reduce the Purchase Price and Purchaser shall be responsible for, and shall pay, all such charges for all periods prior to Closing.

Article IV
CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 10.1 and 10.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P. located in Houston, Texas (or at such other place as the parties may designate in writing) at 10:00 a.m. local time, on May 31, 2019, or at such other time and place as the parties to this Agreement may mutually agree in writing. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) at the election of Seller or Purchaser on or after September 1, 2019, if the Closing shall not have occurred by the close of business on such date; provided that the terminating party is not in material default of any of its obligations hereunder;

(b) by mutual written consent of Seller and Purchaser;

(c) by Purchaser in the circumstances contemplated by Sections  7.9 or 9.3; and

(d) by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

(e) by Seller upon Purchaser’s failure to pay any amounts owed to Seller, when and if owed, pursuant to any subclause of Section 3.2(a), Section 3.2(b) or Section 3.2(c); and

(f) by Seller if the Closing shall not have occurred on or before May 8, 2019, provided that the failure of the Closing to have occurred is not primarily due to a willful breach by Seller of any of its obligations hereunder.

4.3 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Seller.

4.4 Effect of Termination.

(a) In the event that this Agreement is terminated in accordance with Sections 4.2(a), 4.2(b), 4.2(c), 4.2(e) or 4.2(f), Seller shall be entitled to keep the Deposit as its sole remedy against Purchaser with respect to the failure of Closing to occur and each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without further liability to Purchaser or Seller; provided that no termination pursuant to Section 4.2 shall relieve any party hereto from liability for any willful breach of this Agreement; provided, further, that the obligations of the parties set forth in Article XII hereof shall survive any such termination and shall be enforceable hereunder. It is agreed that Seller’s right to retain the Deposit as set forth in this Section 4.4(a) is not a penalty, is an integral part of this Agreement and that without such right, Seller would not have entered in the amendments to this Agreement.

(b) Nothing in this Section 4.4 shall relieve Purchaser or Seller of any liability for a breach of this Agreement prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

(c) The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.4 shall relieve Purchaser or Seller of their obligations under the Confidentiality Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules delivered by Seller to Purchaser concurrently with the execution of this Agreement (the “Seller Schedules”), Seller hereby represents and warrants to Purchaser that as of the Signing Date and as of the Closing Date:

5.1 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business as a foreign Person and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2 Authorization of Agreement. Seller has all requisite limited liability company power, authority and legal capacity to execute and deliver this Agreement and Seller has all requisite limited liability company power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement and the consummation of the transaction contemplated hereby (the “Ancillary Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been, and each of the Ancillary Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Ancillary Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Seller Schedule 5.3(a), none of the execution and delivery by Seller of this Agreement or by Seller and its applicable Affiliates of the Ancillary Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller and its applicable Affiliates with any of the provisions hereof or thereof will conflict with, or result in any breach, violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of suspension, modification, termination or cancellation under any provision of (i) the certificate of organization and limited liability company agreement of Seller; (ii) any Material Contract or Seller Licenses and Permits; (iii) any Order of any Governmental Body applicable to Seller or by which any of the Purchased Assets are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Material Adverse Effect.

(b) Except as set forth on Seller Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement or the Ancillary Documents, the compliance by Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or the taking by Seller of any other action contemplated hereby or thereby, except for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to be obtained or made would not have a Material Adverse Effect.

5.4 Title to Purchased Assets; Sufficiency. Except as set forth on Seller Schedule 5.4, Seller and its applicable Affiliates own and have good title to each of the Purchased Assets (other than the Seller Properties), free and clear of all Liens other than Permitted Exceptions. The Purchased Assets constitute all of the assets necessary for Purchaser to conduct the Business from and after the Closing Date as it has been conducted by Seller as of the date of this Agreement, taking into account the services to be provided under the Transition Services Agreement.

5.5 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Seller Schedule 5.5, since November 30, 2018, (i) Seller has conducted the Business only in the Ordinary Course of Business; (ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect and (iii) to the Knowledge of Seller, there has been no event, occurrence or development that could reasonably be expected to result in a Material Adverse Effect.

5.6 Taxes.

(a) Except as set forth on Seller Schedule 5.6(a), and except for matters that would not have a Material Adverse Effect, (i) Seller has timely filed all Tax Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed; (ii) all such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable Laws and regulations; (iii) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return; (iv) no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction and (v) all Taxes due and owing by Seller (whether or not shown on any Tax Return) have been paid.

(b) Seller is not a Foreign Person within the meaning of Section 1445 of the Code.

5.7 Real Property. Seller Schedule 5.7 sets forth a list of (i) all real property owned in fee by Seller and its applicable Affiliates (individually, an “Owned Property” and collectively, the “Owned Properties”) and primarily relating to the Business and (ii) (1) all real property leased by Seller as landlord and (2) all leases of real property under which Seller or a Subsidiary is a tenant and annual payments exceed $50,000 (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) and, together with the Owned Properties, being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties”) as lessee or lessor. Neither Seller nor any Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller or any Subsidiary under any of the Real Property Leases.

(a) To the Knowledge of Seller, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any of the Seller Properties or any portion thereof or interest therein that is reasonably likely to result in a Material Adverse Effect. To the Knowledge of Seller, except as shown on Seller Schedule 5.7(a), there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of any Seller Property or any portion thereof that is reasonably likely to result in a Material Adverse Effect.

(b) To the Knowledge of Seller, there is no pending or anticipated change in any zoning or land use laws applicable to the Seller Properties that will materially impair the development, construction, operation or use of any Seller Property or any portion thereof as each Seller Property is currently being used. Seller has not received any written notice of violation of any building, zoning, comprehensive planning, subdivision, health and safety and other land use laws, regulations, ordinances and rules affecting any Seller Property that remains uncured as of the Signing Date.

(c) To the Knowledge of Seller, all material authorizations, approvals, consents and Permits from Governmental Bodies which are required or appropriate to use or occupy the Seller Properties and to own, operate, construct and develop the Business on the Seller Properties have been issued and are in full force and effect. Except as shown on Seller Schedule 5.7(c), Seller has not received any written notice from any Governmental Body or other entity having jurisdiction over the Seller Properties threatening a current or prospective suspension, revocation, modification or cancellation of any authorizations, approvals, consents or Permit from Governmental Bodies as a result of a violation that remains uncured as of the Signing Date.

(d) To the Knowledge of Seller, each Real Property Lease in full force and effect. The possession and quiet enjoyment of the Seller Property under any Real Property Lease has not been disturbed and there are currently no unresolved disputes with respect to any Real Property Lease. Seller has not received or sent any written notice of material default under any Real Property Lease that remains uncured. To the Knowledge of Seller, no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full. Seller does not owe any brokerage commissions or finder’s fees with respect to such Real Property Lease. Except as shown on Seller Schedule 5.7(d), Seller has not subleased, licensed or otherwise granted any Person (other than Affiliates the right to use or occupy any Seller Property or any portion thereof.

5.8 Intellectual Property. Seller Schedule 1.1(e) contains a complete and accurate list and summary of all the Purchased Intellectual Property. Except as set forth on Seller Schedule 5.8, Seller and its applicable Affiliates own or have valid licenses to use all material Purchased Intellectual Property used by them in the Ordinary Course of Business, except to the extent the failure to be the owner or the valid licensee would not have a Material Adverse Effect. To the Knowledge of Seller, the Purchased Intellectual Property do not infringe on the intellectual property rights of any Person. Except as set forth on Seller Schedule 5.8, Seller has the right to use all of the Purchased Intellectual Property without payment to any third party. To the Knowledge of Seller, neither the Seller’s nor any Subsidiary’s use of the Purchased Intellectual Property has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of any Person, and Seller has never received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any intellectual property rights of any Person). To the Knowledge of Seller, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of Seller’s rights in the Purchased Intellectual Property. Neither Seller nor any Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Purchased Intellectual Property license to which Seller or any Subsidiary is a party or by which it is bound.

5.9 Material Contracts.

(a) Seller Schedule 5.9 sets forth all of the following Contracts to which Seller is a party or by which it is bound and that are primarily related and necessary to the operation of the Business or by which the Purchased Assets are bound and that are Purchased Contracts (collectively, the “Material Contracts”):

(i) Contracts for the sale of any products produced at the Facility for consideration in excess of $100,000;

(ii) Contracts for the sale of any of the other assets of Seller, other than in the Ordinary Course of Business, for consideration in excess of $50,000;

(iii) Contracts which involve the expenditure of more than $100,000 in the aggregate or require performance by Seller more than one year from the date hereof that, in either case, are not terminable by Seller or any of its applicable Affiliates without penalty on notice of 90 days or less;

(iv) Contracts with any individuals employed by Seller at the Facility;

(v) Contracts with any labor union or association representing any individuals employed by Seller at the Facility;

(vi) Contracts relating to incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of $50,000; or

(vii) Real Property Leases

(b) Except as set forth on Seller Schedule 5.9, Seller has not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by Seller under any Material Contract, except for defaults that would not have a Material Adverse Effect.

(c) Except as set forth on Seller Schedule 5.9, (i) the Material Contracts are legal, valid, binding, enforceable, and in full force and effect (except as enforcement thereof may be limited by applicable Insolvency Laws), and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated herein; (ii) Seller is, and at all times has been, in material compliance with all applicable terms and requirements of the Material Contracts; (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) will contravene, conflict with or result in a breach of, or give the Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any of the Material Contracts; and (iv) to the Knowledge of Seller, no party to the Material Contracts has threatened to terminate its business relationship with the Seller for any reason.

(d) Except as set forth on Seller Schedule 5.9, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Seller under the Material Contracts other than in the Ordinary Course of Business with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(e) Each Material Contract relating to the sale or provision of services by the Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

5.10 Employee Benefits.

(a) Seller Schedule 5.10(a) lists all material Employee Benefits Plans in which the Employees are eligible to participate.

(b) Seller Schedule 5.10(b) lists the name, job title, hourly rate or annual base salary (as applicable), hire date, service date, which date is also the date recognized for Employee Benefit Plan eligibility, employment status as active or on leave (including type of leave), work location, classification as exempt or non-exempt under the Fair Labor Standards Act, annual incentive compensation opportunity for 2018 (whether payable in cash or equity) and accrued but unused vacation days (as of the date of this Agreement) of each Employee, which schedule will be updated prior to Closing to reflect any newly hired Employee retained.

(c) With respect to each Employee Benefit Plan listed on Seller Schedule 5.10(a), Seller has made available to Purchaser (i) true and correct copies of the applicable Employee Benefit Plans document including all amendments thereto or, if an Employee Benefit Plan is not in writing a written summary relating to such Employee Benefits Plan and (ii) in the case of any Employee Benefits Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Employee Benefit Plan’s continued qualification.

(d) None of the Employee Benefit Plans is subject to subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or is a “multi-employer plan,” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

(e) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability of Seller or its Affiliates, including any ERISA Affiliate, under Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code, in each case, that would reasonably be expected to be a liability of Purchaser following the Closing or result in the imposition of any Lien (other than Permitted Exceptions) upon any of the Purchased Assets.

(f) Each of the Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee; (ii) increase any benefits otherwise payable to an Employee under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(h) To the Knowledge of Seller, neither the Seller or its applicable Affiliates or any Employee is bound by any Contract that purports to limit the ability of Seller, its Subsidiaries or any such Employee (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to the Seller or to any other Person any rights to any invention, improvement, or discovery used in the Business. Except as set forth on Seller Schedule 5.10(h), all salaries, wages and other compensation and benefits payable to each Employee has been accrued and paid by the Seller when due for all periods through the Closing Date, or will have been paid by the Seller when due for all periods through the Closing Date.

5.11 Labor.

(a) Except as set forth on Seller Schedule 5.11, neither Seller nor any of its applicable Affiliates is a party to any labor or collective bargaining agreement covering the Employees and no application or petition for an election of or for certification of a collective bargaining agent is pending covering any of the Employees.

(b) Except as set forth on Seller Schedule 5.11, there are, with respect to the Employees, no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller or any of its applicable Affiliates or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees of Seller or any of its applicable Affiliates, except in each case as would not have a Material Adverse Effect.

(c) Seller has been and is currently in compliance in all material respects with all applicable Laws relating to labor and employment of the Employees, including Laws related to the hiring, promotion and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; worker classification; work authorization; workers’ compensation and occupational safety and health.

5.12 Litigation. Except as set forth on Seller Schedule 5.12 (the “Current Litigation Matters”), there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller relating to the Purchased Assets or the operation of the Business before any Governmental Body, which, if adversely determined, would have a Material Adverse Effect.

5.13 Compliance with Laws; Permits.

(a) Seller is in compliance with all Laws applicable to the Purchased Assets and the Business, except where the failure to be in compliance would not have a Material Adverse Effect. Seller has not received any written notice of or been charged with the violation of any Laws relating to the Purchased Assets or its operation of the Business, except where such violation would not have a Material Adverse Effect.

(b) Seller currently has all licenses and Permits from any Governmental Body, which are necessary to or used exclusively in connection with the ownership of the Purchased Assets or the operation of the Business as presently conducted, except where the absence of which would not have a Material Adverse Effect (the “Seller Licenses and Permits”). Neither Seller nor any of its applicable Affiliates is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Seller Licenses and Permits to which it is a party, except where such default or violation would not have a Material Adverse Effect.

5.14 Environmental Matters. The representations and warranties contained in this Section 5.14 are the sole and exclusive representations and warranties of Seller pertaining or relating to any environmental, matters, including any arising under any Environmental Laws, Permits issued under Environmental Law, or Hazardous Materials. Except as set forth on Seller Schedule 5.14 hereto and except in each case as would not have a Material Adverse Effect:

(a) the operation of the Business by Seller and each of its applicable Affiliates are in compliance with all Environmental Laws, including the terms and conditions of all Permits issued pursuant to any Environmental Laws required for the operation of the Business as presently conducted;

(b) Seller and each of its applicable Affiliates has obtained all Permits issued pursuant to Environmental Laws required for the operation of the Business as presently conducted;

(c) neither Seller nor any of its applicable Affiliates is the subject of any outstanding Order with any Governmental Body respecting (i) a violation of Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of Hazardous Materials, in each case, relating to the operation of the Business;

(d) neither Seller nor any of its applicable Affiliates has received any written Order or claim of any Person that remains unresolved and alleging that Seller or any of its Subsidiaries may be in violation of any Environmental Law, any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law, in each case, relating to the operation of the Business;

(e) to the Knowledge of Seller, there has been no Release of any Hazardous Materials at, to, or from any of the Owned Property or Real Property Leases that has not been resolved to the satisfaction of the applicable Governmental Body;

(f) there are no pending or threatened Legal Proceedings of any nature alleging any violation of any Environmental Law with respect to or affecting the Businesses or the Purchased Assets; and

(g) Except as disclosed on Schedule 5.14, to the Knowledge of Seller, no Seller Property contains wetlands, vegetation, animal species or significant historic/archaeological sites which are subject to special regulations or limitations under any applicable Law.

5.15 Financial Advisors. Except as set forth on Seller Schedule 5.15, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

5.16 Tangible Personal Property. All Tangible Personal Property owned or leased by the Seller as of the Signing Date is and will be as of Closing in the possession of the Seller, except for any Tangible Personal Property sold or transferred in the Ordinary Course of Business between the Signing Date and the Closing Date. Seller Schedule 5.16 includes a list of all vehicles included in the Tangible Personal Property.

5.17 Permits.

(a) Seller Schedule 5.17(a) contains (i) a complete and accurate list of all material Permits, owned or held by the Seller which are necessary or required to own and operate the Business, the Purchased Assets and the Seller Properties. Seller Schedule 5.17(a) also contains a complete and accurate list of all material Permits, for which the Seller has made application with respect to the ownership and operation of the Business and the Seller Properties where such application is still pending as of the Signing Date and at Closing. The Seller has not received any written notice from any Governmental Body of rejection of any such application or any written notice that any such application is being considered for rejection. Each Permit listed on Seller Schedule 5.17(a) is valid and in full force and effect. The Permits listed or required to be listed in Seller Schedule 5.17(a) collectively constitute all of the material Permits necessary or required to permit the Seller to lawfully conduct and operate the Business on each Seller Property in accordance with all Laws. The Seller is in material compliance with all of the terms and requirements of each Permit listed or required to be listed on Seller Schedule 5.17(a).

(b) Seller has delivered or made available, or has caused to be delivered or made available, to Purchaser (or its representatives) copies of all Permits and applications therefor referred to above in this Section 5.17.

(c) Except as set forth in Seller Schedule 5.17(c), to the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to (i) constitute or result directly in a material violation of or a material failure to comply with any material term or material requirement of any Permit listed or required to be listed in Seller Schedule 5.17(a), or (ii) result directly in the revocation, withdrawal, suspension, cancellation or termination of, or any adverse modification to any Permit. Seller Schedule 5.17(c) sets forth a complete and accurate list of any uncured notices of violation with respect to any Permit listed or required to be listed in Seller Schedule 5.17(a).

(d) Except as set forth in Seller Schedule 5.17(d) neither Seller nor its applicable Affiliates have received any written notice from any Governmental Body or any other Person regarding as yet uncured as of the Signing Date (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit listed on Seller Schedule 5.17(a) or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit listed on Seller Schedule 5.17(a).

(e) All applications required to have been filed for the renewal of the Permits listed or required to be listed in Seller Schedule 5.17(a) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

5.18 Corrupt Practices. Except in compliance with all Laws, neither the Seller, its Subsidiaries nor any of their Affiliates, or each of their respective officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (i) any employees, representatives or agents of any customers of Seller or its Affiliates for the purpose of attracting business to Seller or its Affiliates or (ii) any domestic governmental official, political party or candidate for government office or any of their employees, representatives or agents.

5.19 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Seller Schedules hereto), neither Seller nor any other Person makes any other express or implied representation or warranty with respect to Seller, its Affiliates, to the extent applicable, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V hereof (as modified by the Seller Schedules hereto), Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of Seller or any of its Affiliates). Seller makes no representations or warranties to Purchaser regarding the probable success or profitability of the Business. The disclosure of any matter or item in any Seller Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed. The terms and conditions of this Section 5.19 shall expressly survive the Closing, not merge with the provisions of any closing documents, and shall be incorporated into the Deed.

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedules delivered by Purchaser to Seller concurrently with the execution of this Agreement (the “Purchaser Schedules”), Purchaser hereby represents and warrants to Seller that:

6.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.2 Authorization of Agreement. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Document have been duly authorized by all necessary limited liability company action on behalf of Purchaser. This Agreement has been, and each Ancillary Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Ancillary Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Purchaser Schedule 6.3, none of the execution and delivery by Purchaser of this Agreement and of the Ancillary Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of organization or limited liability company agreement of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Ancillary Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, or for Purchaser to conduct the Business.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby. Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financial Capability. Purchaser (i) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the amounts set forth in Section 3.2 of this Agreement and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

6.7 Solvency.

(a) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including, without limitation, any debt and equity financings being entered into in connection therewith);

(i) the fair saleable value (determined on a going concern basis) of the assets of Purchaser shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii) Purchaser shall be able to pay its debts and obligations in the Ordinary Course of Business as they become due; and

(iii) Purchaser shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

(b) In completing the transactions contemplated by this Agreement, Purchaser does not intend to hinder, delay or defraud any present or future creditors of Purchaser or Seller.

6.8 Condition of the Business.

(a) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Seller Schedules as supplemented or amended), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V hereof (as modified by the Seller Schedules as supplemented or amended). Purchaser further represents that neither Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, regarding Seller, the Purchased Assets, the Business or the transactions contemplated by this Agreement or as to the accuracy or completeness of any information not expressly set forth in this Agreement and neither Purchaser nor any of its Affiliates has relied on any such express or implied representation or warranty. Purchaser further agrees that none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to the Business or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Business and the transactions contemplated hereby. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.

Article VII
COVENANTS

7.1 Access to Information. Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller and its applicable Affiliates to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use their reasonable efforts to minimize any disruption to the Business. Prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place and will maintain during the term of this Agreement commercial general liability insurance acceptable to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on Seller Properties, which insurance shall name as additional insured thereunder Seller and such other parties holding insurable interests as Seller may designate. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller or any of its applicable Affiliates to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which Seller or any of its applicable Affiliates is bound. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, Seller. Purchaser must obtain Seller’s prior written consent (which consent will not be unreasonably withheld or delayed) prior to performing any invasive or intrusive testing of the Owned Properties (including, without limitation, collection of air, soil, groundwater, or building material samples or soil cores or any test designed to identify the presence of Hazardous Material), and following any such invasive testing, Purchaser shall restore the Owned Properties as nearly as reasonably practicable to the condition that existed prior to such testing. Purchaser hereby agrees to indemnify, defend and hold Seller, its partners, shareholders, members, managers, owners and affiliates and their respective officers, managers, directors, employees, agents and representatives harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement.

7.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Seller Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall, solely as it relates to the Business:

(i) conduct the Business in the Ordinary Course of Business; and

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of Seller and (B) preserve the present relationships with customers and suppliers of Seller.

(b) Except (i) as set forth on Seller Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not, solely as it relates to the Business:

(i) other than in the Ordinary Course of Business, (A) increase the annual level of compensation of any Employee, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee, (C) increase the coverage or benefits available under any (or create any new) Employee Benefit Plan for the Employees or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) with an Employee, except, in each case, as required by applicable Law from time to time in effect or by any of the Employee Benefit Plans;

(ii) make or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

(iii) subject any of the Purchased Assets to any Lien, except for Permitted Exceptions;

(iv) acquire any material properties or assets that would constitute Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except pursuant to an existing Contract for fair consideration in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);

(v) enter into or agree to enter into any merger or consolidation with, any corporation or other entity that would result in a Material Adverse Effect;

(vi) cancel or compromise any debt or claim or waive or release any material right of Seller that constitutes a Purchased Asset except in the Ordinary Course of Business;

(vii) enter into any commitment for capital expenditures in excess of $10,000 for any individual commitment and $50,000 for all commitments in the aggregate;

(viii) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization; or

(ix) agree to do anything prohibited by this Section 7.2.

7.3 Consents. Seller shall use (and shall use commercially reasonable efforts to cause each of its applicable Affiliates to use) its commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.3(b) hereof and to transfer all transfer all transferable Permits to Purchaser; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

7.4 Further Assurances. Each of Seller and Purchaser shall use commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.5 Confidentiality. Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of that certain Confidentiality Agreement dated as of August 8, 2017 by and between Purchaser (fka Meridian Waste Solutions, Inc.) and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential Information (as such term is defined in the Confidentiality Agreement) provided to it by Seller or its representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

7.6 Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy such records after that time, such party shall first give 45 days’ prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 45-day period, to take possession of the records within 180 days after the date of such notice.

7.7 Publicity.

(a) Upon execution of this Agreement, Seller and Purchaser shall each use its reasonable best efforts to agree to the timing of communications concerning this Agreement and the transactions contemplated hereby to the individuals employed by Seller at the Facility. In no event shall any press release or public announcement concerning this Agreement or the transactions contemplated hereby, including those contemplated by Section 7.7(b) of this Agreement, precede any communication to the individuals employed by Seller at the Facility.

(b) Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed; provided that such disclosure shall be expressly permitted if required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller or their applicable Affiliates lists securities; provided, further, that the disclosing party shall provide the other party with the reasonable opportunity to review any such disclosure prior to dissemination. Notwithstanding anything to the contrary contained in this paragraph, Seller hereby authorizes Purchaser to issue a press release substantially in the form of Exhibit G at any time after January 18, 2019.

(c) Each of Purchaser and Seller agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser and Seller (as applicable agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement as the other party shall reasonably request.

7.8 Use of Name. Purchaser agrees that it shall (i) as soon as practicable after the Closing Date and in any event within 90 days following the Closing Date, cease to make any use of the name “Sunoco” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and (ii) immediately after the Closing, cease to hold itself out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than 90 days following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all Seller Marks from all materials including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer Software and other materials.

7.9 Seller Schedules; Supplementation and Amendment of Seller Schedules.

(a) Seller may, at its option, include in the Seller Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in the Seller Schedules shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section.

(b) From time to time prior to the Closing Date, Seller may supplement or amend the Seller Schedules with respect to any event, development, occurrence or non-occurrence of an event hereafter arising or that it first becomes aware of after the date hereof (each a “Schedule Supplement”) if such event, development, occurrence or non-occurrence of an event has caused, or would reasonably be expected to cause, any representation or warranty made by Seller to be untrue or inaccurate in any material respect, and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Seller Schedules as of the Closing Date; provided, however, that if such event, development, occurrence or non-occurrence of any event that is the subject of a Schedule Supplement constitutes or relates to something that has had a Material Adverse Effect, then Purchaser shall have the right to terminate this Agreement for failure to satisfy the closing condition in Section 10.1(a); provided, further, that if Purchaser has the right to, but does not elect to terminate this Agreement within the earlier of (i) five Business Days after receipt of such notice and (ii) one Business Day prior to the Closing Date, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions in Section 10.1(a). Seller shall provide any such Schedule Supplement to Purchaser (A) no later than five Business Days prior to the Closing Date with respect to any event, development, occurrence or non-occurrence of an event that arises or that Seller first becomes aware of prior to the sixth Business Day prior to the Closing Date and (B) promptly (but in any event within one Business Day) following any event, development, occurrence or non-occurrence of an event that arises or that Seller first becomes aware of after the sixth Business Day prior to the Closing Date and before one Business Day prior to the Closing Date.

7.10 1886 Malt House Divestiture. In the event that Purchaser divests, directly or indirectly, any or all of the assets or ownership interests of the 1886 Malt House at any time prior to the two-year anniversary of the Closing Date, Seller shall be entitled to a contingency payment from Purchaser in an amount equal to 50% of the total net consideration received by Purchaser in connection with such transaction or transactions, as applicable, regardless of whether such consideration is paid in cash, equity or otherwise and regardless of whether such consideration is paid prior to the two-year anniversary of the Closing Date, and Purchaser agrees to enter into and to require any Person who acquires such assets to enter into documentation reasonably necessary to effect the foregoing.

7.11 Non-Competition and Non-Solicitation. The restrictive covenants contained in this Section 7.11 are intended and necessary to protect the Purchased Assets, the Business and other interests and rights being acquired by Purchaser under this Agreement.

(a) For the period commencing on the Closing Date and expiring on the third anniversary thereof, except as expressly permitted herein, Seller shall not directly engage in the business of producing ethanol in the state of New York.

(b) For the period commencing on the Closing Date and expiring on the third anniversary thereof, Seller shall not, without the prior written consent of Purchaser, directly or indirectly, solicit, encourage, cause, induce to hire or hire, interfere in the business relationship of or enter into an employment agreement, consulting agreement or service relationship with (i) any employee of Purchaser or (ii) any other senior level or manager level employee or consultant of Purchaser, in each case, employed as of the Closing Date. The foregoing restrictions are not intended to preclude general solicitations in newspapers or similar mass media not specifically targeted towards the foregoing individuals listed in clauses (i) and (ii).

7.12 Insurance. Prior to Closing, Seller shall maintain property insurance on all-risk extended coverage basis (including coverage against fire, wind, tornado, vandalism, malicious mischief, water damage and sprinkler leakage) in an amount not less than one hundred percent (100%) of full replacement cost thereof covering the following: the Facility; all raw materials inventory located at the Facility, including corn, denaturant, enzymes and yeast; all finished goods inventory located at the Facility, including corn oil, barley, dried distillers’ grains and ethanol co-products, but expressly excluding produced denatured ethanol; all fixtures, furniture and furnishings, machinery (mobile or otherwise), systems, materials, components and equipment located at or attached to the Facility.

Article VIII
EMPLOYEES AND EMPLOYEE BENEFITS

8.1 Employment.

(a) Transferred Employees. Not later than five Business Days prior to the Closing, Purchaser or its designated Affiliate shall deliver, in writing, an offer of employment to each of the Employees listed on Seller Schedule 5.10(b) to commence immediately following the Closing. The terms and conditions of the base salary or hourly rate, as applicable, included in such offers by Purchaser or its Affiliate to the Employees shall be not less than or inferior to the base salary/hourly rate, as applicable, that each Employee receives from Seller as of the date of this Agreement. The terms and conditions of the other compensation opportunities and/or benefits included in such offers by Purchaser or its Affiliate to the Employees shall be the same as those provided to similarly-situated employees of Purchaser and its Affiliates as of the Closing Date. Each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Purchaser shall provide, or cause to be provided, for a period of one year following the Closing Date (the “Continuation Period”) to each of the Transferred Employees, base salary or base hourly rate and a position of employment that is, in each case, substantially equivalent to those provided to such Transferred Employee immediately prior to the Closing. In the event that during the Continuation Period, (i) the employment of a Transferred Employee is involuntarily terminated by Purchaser, other than for cause or other than due to such Transferred Employee’s death or disability or (ii) Purchaser fails to provide a Transferred Employee with a base compensation or base hourly rate that is equal to or better to the base salary/base hourly rate than the base salary or base hourly rate of such Transferred Employee as was in effect immediately prior to the Closing Date and such Transferred Employee resigns his or her employment with Purchaser within 30 days following such failure, then Purchaser shall be responsible for and shall pay to such Transferred Employee, in a lump sum payment, not later than 60 days following the date of the Transferred Employee’s termination of employment, at least the following severance benefit (the “Severance Benefits”): two weeks of the Employee’s base salary or base hourly rate (hourly rate to be multiplied by 80 hours) for each full year of service (pro-rated for partial years), measured from the Transferred Employee’s date of hire reflected in Seller Schedule 5.10(b); provided, however, that in no event shall such Severance Benefit be less than six weeks of such base compensation/base hourly rate, and further provided that Purchaser’s obligation to pay the Severance Benefits shall be subject to the Transferred Employee first executing Purchaser’s standard form release of all claims against Purchaser and its Affiliates, with such release to include a release of all claims against Seller and its Affiliates. The costs incurred for the Severance Benefits shall be borne exclusively by Purchaser.

(b) Standard Procedure. Pursuant to the “Standard Procedure” provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller or its Subsidiaries.

8.2 Employee Benefits.

(a) Benefits. For purposes of eligibility, vesting and entitlement to benefits, including entitlement to, and level of, severance, paid time off and vacation benefits (but not for accrual of pension benefits or retiree health plans), each Transferred Employee shall be given credit for all service with the Seller, its Affiliates and their respective predecessors under any Employee Benefit Plan, program or arrangement of the Purchaser or its Affiliates in which such Transferred Employee is eligible to participate (the “Purchaser Benefit Plans”), to the same extent as if such service had been performed for the Purchaser or any of its Affiliates. For purposes of any Purchaser Benefit Plans providing welfare benefits to Transferred Employees, the Purchaser shall, or shall cause its Affiliates to, as applicable, to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods, actively-at-work requirements, and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Transferred Employees under any such Purchaser Benefit Plan and (ii) offer Transferred Employees and their covered dependents the opportunity to participate in the health and welfare plans offered by Purchaser or its Affiliates as of the first day of the calendar month following the calendar month in which the Closing Date occurs.

(b) Effective as of the Closing Date, the Purchaser will maintain or designate a defined contribution plan and related trust intended to be qualified under section 401(a), 401(k) and 501(a) of the Code (the “Purchaser 401(k) Plan”) in which Transferred Employees shall be eligible to participate. Purchaser will take all action necessary or appropriate to allow Transferred Employees to roll over any amounts that are eligible for rollover treatment under the Code from an Employee Benefit Plan of Seller or an Affiliate that is intended to be qualified under section 401(a) and 501(a) of the Code to the Purchaser 401(k) Plan may elect to roll over his or her entire account balance, including any plan loans, to the Purchaser 401(k) Plan if (i) the rollover is initiated within ninety (90) days following the Closing Date and (ii) Seller directs its 401(k) record-keeper to provide Purchaser with information and documentation reasonably necessary to effect the rollover of such loans to the Purchaser 401(k) Plan.

(c) Nothing contained in this Section 8.2(c) or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Transferred Employee or any change in the employee benefits available to any individual Transferred Employee.

(d) The provisions of this Article VIII are solely for the benefit of the parties to this Agreement and nothing in this Article VIII, express or implied, will confer upon any Employee or Transferred Employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Seller, Purchaser or any of its or their Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Notwithstanding anything in this Article VIII or otherwise in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or an amendment to, any Employee Benefit Plan and no Person shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such Employee Benefit Plan, employment or otherwise.

(e) Accrued Vacation. Except as required by applicable Law, Purchaser shall be responsible for all Liabilities with respect to Transferred Employees attributable to their accrued and unused vacation and sick days through the Closing Date.

Article IX
TITLE TO REAL PROPERTY

9.1 Title Commitment. Within 15 Business Days after the Signing Date, Seller will deliver or cause the Title Company to deliver to Purchaser a current commitment for title insurance for the Owned Properties (the “Title Commitment”), together with copies of the exception documents referenced therein:

9.2 Survey. At least five Business Days prior to expiration of the Title Objection Period, Seller will obtain, at Purchaser’s expense, an ALTA survey of the Owned Properties (the “Survey”):

9.3 Objections. During the Title Objection Period, Purchaser may deliver to Seller its objections in writing to any liens, encumbrances and other matters reflected by the Title Commitment or the Survey (any such matters to which Purchaser so objects, the “Objection Matters”). If Seller is willing to cause the cure or removal of any of the Objection Matters, then Seller will so notify Purchaser in writing (the “Objection Notice”) within five Business Days of Seller's receipt of Objection Notice (the “Seller Response Due Date”). If Seller does not respond, or chooses not to cure or remedy the Objection Matters (other than those which Seller is obligated to cure in accordance with this Section), Purchaser may elect either: (i) if the defects identified in the Objection Notice have or would reasonably be expected to result in a Material Adverse Effect on the Business or Seller Properties, to terminate this Agreement by delivery of written notice to Seller three Business Days following the Seller Response Due Date; or (ii) to waive such objection and to complete the transaction as otherwise contemplated by this Agreement, without any abatement of the Purchase Price or any deduction, offset, credit, lost profits or other damages or claims against the Seller relating to the objection. If Seller elects in writing to cure or remove any title or survey matters objected to by Purchaser that are reasonably likely to result in a Material Adverse Effect on the Business or Seller Properties, and Seller cannot thereafter cure or remove the same by Closing, Seller will have the right, but not the obligation, to postpone the Closing for a period of up to 60 days to attempt to cure or remove such exceptions or defects, and if Seller has not cured or removed the same by the end of such 60-day period, Purchaser shall have the right to terminate this Agreement by written notice to Seller given to Seller on or before the earlier to occur of (a) five Business Days after such 60-day period and (b) the cure of such item, time being of the essence with respect thereto. Seller shall have no obligation to cure Objection Matters except financing liens of an ascertainable amount created by Seller, any exceptions or encumbrances to title which are voluntarily created by Seller after the Signing Date without Purchaser’s consent, failure of Seller to hold fee simple title to the Owned Properties and delinquent ad valorem property taxes and assessments owed by Seller against the Owned Properties. Any Objection Matters that Seller has expressly elected to cure, remove or insure around prior to the expiration of the Title Objection Period (or that Seller is obligated to cure) shall be designated as “Non-Permitted Exceptions”; provided, however, that in no event shall any lien, encumbrance or other matter created by, through or under Purchaser constitute a Non-Permitted Exception. All liens, encumbrances and other matters that are not designated as Non-Permitted Exceptions shall be Permitted Exceptions. Seller’s failure to cure, remove or insure around any Non-Permitted Exceptions at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose) shall be a failure of a Purchaser’s closing condition under Section 10.1(b) below:

Article X
CONDITIONS TO CLOSING

10.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty the condition set forth in this Section 10.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect;

(b) Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect;

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Purchaser to own the Purchased Assets or to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed counterpart to the Assignment and Assumption Agreement;

(e) Seller shall have delivered, or caused to be delivered, to Purchaser a Bill of Sale;

(f) Seller shall have delivered, or caused to be delivered, to Purchaser the Deed;

(g) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed counterpart to the Offtake Agreement;

(h) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed counterpart to the Transition Services Agreement;

(i) Seller shall have delivered, or caused to be delivered, to Purchaser, a properly completed certificate described in Treasury Regulations Section 1.1445-2 dated on or before the Closing Date stating that Seller (or Seller’s regarded parent if Seller is a “disregarded entity” for U.S. federal income Tax purposes under Treasury Regulations §§ 301.7701-2 and 301.7701-3) is not a foreign Person;

(j) if required by Purchaser, Seller shall have delivered, or caused to be delivered, to Purchaser an owner’s affidavit in form and substance reasonably acceptable to Seller and the Title Company, sufficient to issue to Purchaser the Title Policy at Closing free of any Liens, other than any purchase money liens created by Purchaser and the Permitted Exceptions;

(k) a quit claim deed for the Owned Properties in conformance with the Survey; and

(l) if prior to Closing all or part of the Purchased Assets are damaged or destroyed by any cause, Seller shall have assigned, transferred and set over to Purchaser any sums of insurance money paid for any such damage or destruction, and all Seller's right, title and interest in and to any insurance awards that may thereafter be made for such damage or destruction.

10.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of Purchaser set forth in this Agreement qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b) Purchaser shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction that makes illegal, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby;

(d) Purchaser shall have delivered, or caused to be delivered, to Seller evidence of the wire transfers referred to in Section 3.2;

(e) Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed counterpart to the Assignment and Assumption Agreement;

(f) Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed counterpart to the Offtake Agreement; and

(g) Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed counterpart to the Transition Services Agreement.

10.3 Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Sections 10.1 or 10.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

Article XI
RELEASE; INDEMNIFICATION

11.1 Survival of Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve months from the Closing Date; provided that (a) any claim arising out of (i) any breach of, or any inaccuracy in, any Seller Fundamental Representation, (ii) fraud, willful misrepresentation or willful misconduct or (iii) any Current Litigation Matter will commence on the date of this Agreement and continue indefinitely, (b) none of the representations regarding environmental matters in Section 5.14 shall survive the Closing and (c) each of the Tax representations shall survive until 30 days after the expiration of the statute of limitations (including any and all extensions thereof) applicable to such Tax representation. The covenants and agreements of the parties contained in this Agreement that by their nature are required to be performed on or prior to the Closing shall expire at the Closing and have no further force and effect, and the covenants and agreements of the parties contained in this Agreement that by their terms survive the Closing or contemplate performance after the Closing shall survive the Closing until fully performed; provided that each party’s covenants, rights and obligations with respect to any Tax or Tax matter covered by this Agreement shall survive the Closing and shall not terminate until 30 days after the expiration of the statute of limitations (including any and all extensions thereof) applicable to such Tax (or the assessment thereof) or Tax matter. Notwithstanding the foregoing, no indemnifying party shall be liable for any Losses that are subject to indemnification under this Article XI unless the indemnified party delivers a written notice in accordance with Section 11.5 of this Agreement in good faith and with reasonable specificity (to the extent known at such time) to the indemnifying party with respect to such indemnifiable claim prior to 5:00 p.m. Central Time on the expiration date of the survival period for such claim; provided that any claim for indemnification under this Agreement that is brought prior to such time shall survive until such matter is resolved.

11.2 Seller Release. Purchaser acknowledges that it has had the opportunity to inspect the Seller Properties and to observe its physical characteristics and existing conditions as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability (other than that arising under the representations, warranties or covenants of Seller expressly set forth in this Agreement or due to Seller’s fraud), including without limitation, liabilities and responsibilities for the physical, environmental or legal compliance status of the Seller Properties, whether arising before or after the Signing Date, and regarding the condition, valuation, salability or utility of the Seller Properties, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Material or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Seller Properties under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Material on, under, adjacent to or otherwise affecting the Seller Properties). Except as to representations, warranties or covenants of Seller expressly set forth in this Agreement, Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Seller Properties is or may be subject, including, but not limited to, Environmental Laws) concerning the physical characteristics and any existing conditions of the Seller Properties, including, without limitation, the lessor’s obligations under the Real Property Leases relating to the physical, environmental or legal compliance status of the Seller Properties, whether arising before or after the Signing Date. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Seller Properties and, except as to representations or warranties of Seller expressly set forth in this Agreement, the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

11.3 Indemnification by Seller.

(a) Subject to Section 11.6 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns harmless from and against:

(i) any and all losses, liabilities, obligations and damages (individually, a “Loss” and, collectively, “Losses”) to the extent based upon or to the extent arising from any breach of the representations, warranties, covenants or agreements made by Seller in this Agreement; and

(ii) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses with respect to which indemnification is provided hereunder.

(b) Purchaser acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any other Person (other than Seller in breach of this Agreement) after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

11.4 Indemnification by Purchaser.

(a) Subject to Section 11.6 hereof, Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns harmless from and against:

(i) any and all Losses to the extent based upon or to the extent arising from any breach of the representations, warranties, covenants or agreements made by Purchaser in this Agreement;

(ii) any and all Losses to the extent based upon or to the extent arising out of any Assumed Liability;

(iii) any and all Losses to the extent based upon or to the extent arising out of any Purchased Asset or Purchaser’s operation of the Business after the Closing Date; and

(iv) any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder.

(b) Seller shall take and cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

11.5 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 11.3 and 11.4 hereof (regardless of the limitations set forth in Section 11.6), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within 30 days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding anything in this Section 11.5 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any indemnifiable Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the indemnifiable Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 11.6 and 11.7, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such indemnifiable Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such indemnifiable Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such indemnifiable Claim. If the indemnifying party makes any payment on any indemnifiable Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other Claims of the indemnified party with respect to such indemnifiable Claim.

(b) After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

11.6 Certain Limitations on Indemnification.

(a) Notwithstanding anything herein to the contrary, Purchaser must give notice to Seller of any Claim in writing in reasonable detail prior to the expiration of the six month anniversary of the Closing Date. Any Claim not made by Purchaser on or prior to that date will be irrevocably and unconditionally released and waived.

(b) Notwithstanding the provisions of this Article XI, neither party shall have any indemnification obligations for Losses under Section 11.3(a)(i), Section 11.4(a)(i), Section 11.4(a)(ii) and Section 11.4(a)(iii), (i) for any individual item where the Loss relating thereto is less than $25,000, (ii) in respect of each individual item where the Loss relating thereto is equal to or greater than $25,000, unless the aggregate amount of all such Losses exceeds $200,000, and then only to the extent of such excess and (iii) in an aggregate amount in excess of $2,000,000; provided, that the limitations set forth in clauses (i), (ii) and (iii) shall not apply to obligations for Losses to the extent resulting from a breach of any Seller Fundamental Representation. In no event shall the aggregate indemnification to be paid by Seller or Purchaser under this Article XI exceed $4,000,000.

(c) No representation or warranty of Seller contained herein shall be deemed untrue or incorrect, and Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event of which (a) is disclosed as part of the Seller Schedules, including any supplements pursuant to Section 7.9(b) or (b) Purchaser is aware as of the Closing Date.

11.7 Calculation of Losses.

(a) The amount of any Losses for which indemnification is provided under this Article XI shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery).

11.8 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article XI as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

11.9 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof (provided that such limitation with respect to lost profits shall not limit Seller’s right to recover contract damages in connection with Purchaser’s failure to close in violation of this Agreement).

11.10 Exclusive Remedy. The sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement to be performed on or prior to the Closing Date, shall be indemnification in accordance with this Article XI. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or Purchaser, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise).

Article XII
MISCELLANEOUS

12.1 Payment of Sales, Use or Similar Taxes.

(a) Purchaser shall be responsible for (and shall indemnify and hold harmless Seller against) any sales taxes applicable to the Purchased Assets and for all other applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including real property transfer gains taxes, UCC-3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Seller or its Affiliates). Seller shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner.

(b) For purposes of clause (b) of the definition of Excluded Liabilities, in the case of a taxable period that includes the Closing Date, Taxes relating to the Purchased Assets shall be allocated to the periods before and after the Closing Date as follows: (i) in the case of Taxes such as property taxes, such Taxes shall be allocated to periods before and after the Closing Date on a per diem basis and (ii) in the case of Taxes based on net or gross income, or transactional taxes such as sales taxes, the portion of such Taxes allocable to the period before the Closing Date shall be computed on the assumption that the taxable period ended on the Closing Date.

12.2 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

12.3 Governing Law. This Agreement and the legal relations between the parties and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of New York, USA without regard to any principles of conflicts of Laws that would permit or require the application of laws of any other jurisdiction.

12.4 Exclusive Jurisdiction; Consent to Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York located in the County of Oswego, or of the United States of America sitting in the Northern District of New York, and any appellate court from any thereof, in any proceeding arising out of or relating to this Agreement or any other Ancillary Document or any agreements contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 12.4, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such proceeding. Any service of process to be made in such proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 12.7. The consents to jurisdiction set forth in this Section 12.4 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 12.4 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In addition, each of the parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

12.5 Waiver of Jury Trial.

(A) Each party acknowledges and agrees that any controversy which may arise under this Agreement or any other Ancillary Document is likely to involve complicated and difficult issues, and therefore each of the parties to this Agreement hereby irrevocably waives all right to trial by jury in any proceeding arising out of or relating to this Agreement or any other Ancillary Document or any agreements contemplated hereby or thereby. The parties hereto also waive any bond or surety or security upon such bond that might, but for this waiver, be required. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(b) If there are any proceedings arising out of or relating to this Agreement or any other Ancillary Document or the transactions contemplated hereby or thereby, after the entry of a final written non-appealable order and if one party has prevailed in the dispute, that party shall be entitled to recover from the other party all court costs, fees and expenses relating to such proceeding, including reasonable attorneys’ fees that are specifically included in such court award.

12.6 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Sunoco Retail LLC

8111 Westchester Drive, Suite 400

Dallas, Texas 75225

Attention: Arnold Dodderer

Email: arnold.dodderer@sunoco.com

And for all communication under Section 9.3 (email only):

Sunoco Retail LLC
Attention: Beth Tiggelaar

Email: beth.tiggelaar@sunoco.com

With a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Lande A. Spottswood
Email: lspottswood@velaw.com

If to Purchaser, to:

Attis Ethanol Fulton, LLC

12540 Broadwell Road, Suite 2104

Milton, Georgia 30004

Attn: Greg Pilewicz

Email: gpilewicz@attisind.com

With a copy to (which shall not constitute notice):

Richard J. Dreger, Attorney at Law, P.C.

11660 Alpharetta Highway, Suite 730

Roswell, Georgia 30076

Attn: Richard J. Dreger, Esq.

Email: Rick@rdregerlaw.com

12.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or the Ancillary Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLER: SUNOCO RETAIL LLC

By:	/s/ Karl Fails
Name:	Karl Fails
Title:	Vice President

Signature Page to

Second Amended and Restated

Asset Purchase Agreement

PURCHASER: ATTIS ETHANOL FULTON, LLC

By:	/s/ Jeffrey S. Cosman
Name:	Jeffrey S. Cosman
Title:	Manager

Signature Page to

Second Amended and Restated

Asset Purchase Agreement